Exhibit 4.2

TEVA PHARMACEUTICAL FINANCE NETHERLANDS II B.V.,

as Issuer,

TEVA PHARMACEUTICAL INDUSTRIES LIMITED,

as Guarantor,

THE BANK OF NEW YORK MELLON,

as Trustee

and

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as Paying Agent

FIFTH SUPPLEMENTAL SENIOR INDENTURE

Dated as of May 28, 2025

to the Senior Indenture dated as of March 14, 2018

Creating the series of Securities (as defined herein) designated

4.125% Senior Notes due 2031

i

ii

FIFTH SUPPLEMENTAL SENIOR INDENTURE, dated as of May 28, 2025, by and among Teva Pharmaceutical Finance Netherlands II B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law (the “Issuer”), Teva Pharmaceutical Industries Limited, a corporation incorporated under the laws of Israel (the “Guarantor”), The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”) and The Bank of New York Mellon, London Branch, as paying agent (the “Paying Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and the Paying Agent a Senior Indenture, dated as of March 14, 2018 (the “Base Indenture”), providing for the issuance from time to time of one or more series of its senior unsecured debentures, notes or other evidences of indebtedness (the “Securities”);

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and the Paying Agent a first supplemental senior indenture, dated as of March 14, 2018, providing for the issuance of the 3.250% Senior Notes due 2022 and the 4.500% Senior Notes due 2025;

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and the Paying Agent a second supplemental senior indenture, dated as of November 25, 2019, providing for the issuance of the 6.000% Senior Notes due 2025;

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and the Paying Agent a third supplemental senior indenture, dated as of November 9, 2021, providing for the issuance of the 3.750% Sustainability-Linked Senior Notes due 2027 and the 4.375% Sustainability-Linked Senior Notes due 2030;

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee a fourth supplemental senior indenture, dated as of March 9, 2023, providing for the issuance of the 7.375% Sustainability-Linked Senior Notes due 2029 and the 7.875% Sustainability-Linked Senior Notes due 2031;

WHEREAS, Section 7.01(h) of the Base Indenture provides that the Issuer, the Guarantor and the Trustee may from time to time enter into one or more indentures supplemental thereto to establish the form or terms of Securities of a new series;

WHEREAS, the Issuer, pursuant to the foregoing authority, proposes in and by this fifth supplemental senior indenture (this “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) to amend and supplement the Base Indenture insofar as it will apply only to the 4.125% Senior Notes due 2031 (the “Notes”) issued hereunder (and not to any other series of Securities); and

WHEREAS, all things necessary have been done to make the Notes, when executed by the Issuer and authenticated and delivered hereunder and duly issued by the Issuer, the valid obligations of the Issuer, and to make this Supplemental Indenture a valid and legally binding agreement of the Issuer, in accordance with their and its terms;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchases of the Notes by the holders thereof, the Issuer, the Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1 Definitions.

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Base Indenture unless otherwise indicated. For all purposes of this Supplemental Indenture and the Notes, the following terms are defined as follows:

“Add On Notes” means any notes originally issued after the date hereof pursuant to Section 2.9, including any replacement notes as specified in the relevant Add On Note Board Resolutions, Officer’s Certificate or supplemental indenture issued therefor in accordance with the Base Indenture.

“Additional Tax Amounts” has the meaning specified in Section 3.1.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Members” has the meaning specified in Section 2.5.

“Authorized Agent” has the meaning specified in Section 7.11.

“Authorized Officers” has the meaning specified in Section 6.2.

“Business Day” means any day on which commercial banks and foreign exchange markets are open for business in New York and London; provided that, for purposes of payments on the Notes, a “Business Day” must be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) is operating.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Clearstream” means Clearstream Banking, S.A.

“Common Depositary” means The Bank of New York Mellon, London Branch, at 160 Queen Victoria Street, London EC4V 4LA, United Kingdom, as common depositary for Euroclear and/or Clearstream, or any successor Person thereto.

“Consolidated Net Worth” means the stockholders’ equity of the Guarantor and its consolidated subsidiaries, as shown on the audited consolidated balance sheet of the Guarantor’s latest annual report to stockholders, prepared in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“corporation” means corporations, associations, limited liability companies, companies and business trusts or any other similar entity.

“Credit Cash Penalties” means any amounts received by the Trustee or Paying Agent from any Depository or Subcustodian in respect of cash penalty charges payable under CSDR.

“CSDR” means the Central Securities Depositaries Regulation (EU) 909/2014.

“Debit Cash Penalties” means any costs or charges incurred by the Trustee or Paying Agent in carrying out instructions to clear and/or settle transfers of securities under this Supplemental Agreement (including cash penalty charges that may be incurred under CSDR if a settlement fail occurs).

“Default” means an event which is, or after notice or lapse of time or both would be, an Event of Default.

“Defaulted Interest” has the meaning specified in Section 2.7.

“Electronic Means” has the meaning specified in Section 6.2.

“Euro” means the lawful single currency of the participating states of the European Union as at the time of payment is legal tender for the payment of public and private debts.

“Euroclear” means Euroclear Bank S.A./N.V.

“Event of Default” with respect to the Notes shall not have the meaning assigned to such term by Section 4.01 of the Base Indenture. An Event of Default with respect to the Notes means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) the Issuer defaults in the payment of the principal and premium, if any, of any of the Notes when it becomes due and payable at Maturity or upon redemption;

(b) the Issuer defaults in the payment of interest (including Additional Tax Amounts, if any) on any of the Notes when it becomes due and payable and such default continues for a period of 30 days after the date when due;

(c) the Guarantor fails to perform its obligations under the Guarantee relating to the Notes;

(d) except as permitted by the Indenture, the Guarantee with respect to the Notes is held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Guarantor, or any Person acting on behalf of the Guarantor, shall deny or disaffirm its obligations under the Guarantee;

(e) either the Issuer or the Guarantor fails to perform or observe any other term, covenant or agreement contained in the Notes or this Supplemental Indenture or the Base Indenture and the default continues for a period of 60 days after written notice of such failure, requiring the Issuer or the Guarantor, as the case may be, to remedy the same, shall have been given to the Issuer or the Guarantor, as the case may be, by the Trustee or to the Issuer or the Guarantor, as the case may be, and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes (provided that such notice may not be given with respect to any action taken, and reported publicly or to holders of the Notes, more than two years prior to such notice; provided further that the trustee shall have no obligation to determine when or if any holders have been notified of any such action or to track when such two-year period starts or concludes);

(f) (i) the Issuer or the Guarantor fails to make by the end of the applicable grace period, if any, any payment of principal or interest due in respect of any Indebtedness for borrowed money, the aggregate outstanding principal amount of which is an amount in excess of $250,000,000; or (ii) there is an acceleration of any Indebtedness for borrowed money in an amount in excess of $250,000,000 because of a default with respect to such Indebtedness, without, in the case of either (i) or (ii) above, such Indebtedness having been discharged or such non-payment or acceleration having been cured, waived, rescinded or annulled, for a period of 30 days after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes;

(g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Issuer or the Guarantor in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Issuer or the Guarantor as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or the Guarantor under any applicable U.S. federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or the Guarantor or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(h) except as permitted under Section 5.11 of the Base Indenture, the commencement by the Issuer or the Guarantor of a voluntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by the Issuer to the entry of a decree or order for relief in respect of the Issuer or the Guarantor in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Issuer or the Guarantor, or the filing by the Issuer or the Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable U.S. federal or state law, or the consent by the Issuer or the Guarantor to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or the Guarantor or of any substantial part of its property, or the making by the Issuer or the Guarantor of an assignment for the benefit of creditors, or the admission by the Issuer or the Guarantor in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer or the Guarantor expressly in furtherance of any such action.

Except as otherwise provided herein, with respect to the Notes, the references in Section 4.01 of the Base Indenture to “clauses 4.01(a), 4.01(b), 4.01(c) or 4.01(f) above” shall be construed as references to clauses (a), (b), (c), (d), (e) or (f) of this definition and references to Sections 4.01(d) and (e) in the Base Indenture shall be construed as references to clauses (g) and (h) of this definition.

Any time period in this Supplemental Indenture, the Base Indenture or the Notes to cure any actual or alleged default or event of default may be extended or stayed by a court of competent jurisdiction.

“GAAP” has the meaning given to “generally accepted accounting principles” in the Base Indenture; provided, however, that any change in GAAP that would cause the Guarantor to record an existing item as a liability upon that entity’s balance sheet, which item was not previously required by GAAP to be so recorded, shall not constitute an incurrence of Indebtedness for purposes of this Supplemental Indenture.

“Global Note” has the meaning specified in Section 2.2(b).

“guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or maintain financial statement conditions or otherwise); or

(2)

entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantee” means the guarantee of the Guarantor in respect of the Notes in the form provided in Section 2.4.

“Guarantor” means Teva Pharmaceutical Industries Limited, a corporation incorporated under the laws of Israel, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Guarantor” shall mean such successor Person.

“Holder,” “Holder of Notes” or other similar terms means the registered holder of any Note.

“Indebtedness” means, with respect to any Person any liability for borrowed money which, in accordance with GAAP, would be reflected on the balance sheet of such Person as a liability on the date as of which Indebtedness is to be determined, other than accounts payable or any other indebtedness to trade creditors created or assumed by such Person in the ordinary course of business in connection with the obtaining of materials or services.

“Independent Investment Banker” means a bank appointed by the Issuer which is a primary European government security dealer, and any of its successors, or a market maker in pricing corporate bond issues.

“Instructions” has the meaning specified in Section 6.2.

“Interest Payment Date” means June 1 of each year, beginning June 1, 2026; provided, however, in each case, that if any such date is not a Business Day, the payment shall be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no interest shall accrue thereon on account of such delay.

“Interest Rate” means 4.125% per annum.

“Issuer” means Teva Pharmaceutical Finance Netherlands II B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Order” means a written order signed in the name of the Issuer by any Officer of the Issuer or a duly authorized Attorney-in-Fact of the Issuer, and delivered to the Trustee.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity” means the date on which the principal of the Notes becomes due and payable as therein or herein provided, whether at the Stated Maturity or by acceleration, call for redemption or otherwise.

“Note” or “Notes” has the meaning specified to it in the seventh recital paragraph of this Supplemental Indenture.

“Officer” has the meaning given to “Officer” in the Base Indenture.

“Par Call Date” means March 1, 2031 (the date that is three months prior to the Stated Maturity of the Notes).

“Paying Agent” means an office or agency where Notes may be presented for payment, including The Bank of New York Mellon, London Branch. The term “Paying Agent” includes any additional paying agent.

“Permitted Liens” means:

(1)	Liens existing as of the date when the Issuer first issues the Notes pursuant to this Supplemental Indenture;

(2)

Liens on property created, incurred or assumed prior to, at the time of or within one year after the date of acquisition, completion of construction or completion of improvement of such property to secure all or part of the cost of acquiring, constructing or improving all or any part of such property;

(3)

landlord’s, warehousemen’s, material men’s, carriers’, workmen’s, repairmen’s and other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested in good faith in appropriate proceedings;

(4)

deposits or Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(5)

(i) Liens existing on any property at the time the property was acquired by the Guarantor or its subsidiaries and (ii) Liens existing on any property of any Person at the time it became or becomes a subsidiary of the Guarantor; provided that, in the case of (i) and (ii), (x) the Lien has not been created or assumed in contemplation of the acquisition of such property or such Person becoming a subsidiary of the Guarantor, as applicable, and (y) the Lien does not extend to any other property other than the property being acquired;

(6)	Liens securing debt owing by a subsidiary to the Guarantor or to one or more of its subsidiaries;

(7)

purchase money Liens upon or in any real property or equipment acquired by the Guarantor or any of its subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), provided, however, that no such Liens shall extend to or cover any properties of any character other than the real property or equipment being acquired;

(8)	Liens securing capital lease obligations in respect of property acquired; provided that no such Lien shall extend to or cover any assets other than the assets subject to such capitalized leases;

(9)

Liens in favor of any governmental authority of any jurisdiction securing the obligation of the Guarantor or any of its subsidiaries pursuant to any contract or payment owed to that entity pursuant to applicable laws, regulations or statutes;

(10)

Liens over any Receivable Assets subject to a Qualified Securitization Transaction; provided that the aggregate fair market value of all Receivable Assets secured in accordance with this subclause (10) shall not exceed US $2,500,000,000 (or its equivalent in another currency or currencies) at any one time outstanding; or

(11)

any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (1) to (10), inclusive, or the Indebtedness secured thereby; provided, however, that (i) the principal amount of Indebtedness secured thereby and not otherwise authorized by said clauses (1) to (10), inclusive, shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, substitution or replacement (other than to pay fees and expenses, including premiums, related to such extension, renewal, substitution or replacement); and (ii) any such extension, renewal, substitution or replacement Lien shall be limited to the property covered by the Lien extended, renewed, substituted or replaced (other than improvements thereon or replacements thereof).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or political subdivision thereof or any other entity.

“Physical Notes” means Notes issued in definitive, fully registered form without interest coupons, substantially in the form of Exhibit A hereto (“Exhibit A”).

“Qualified Securitization Transaction” means any transaction or series of transactions entered into by the Guarantor or any of its subsidiaries pursuant to which the Guarantor or such subsidiary sells, conveys or otherwise transfers to a Securitization Entity, or grants a security interest in for the benefit of a Securitization Entity, any Receivable Assets (whether now existing or arising or acquired in the future), or otherwise contributes to the capital of such Securitization Entity, in a transaction in which such Securitization Entity finances its acquisition of or interest in such Receivable Assets by selling or borrowing against such Receivable Assets; provided that such transaction is non-recourse to the Guarantor and its subsidiaries (except for Standard Securitization Undertakings).

“Receivable Assets” means ordinary course of business accounts receivable of the Guarantor or any of its subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and/or receivables discount without recourse schemes.

“Record Date” means either a Regular Record Date or a Special Record Date, as the case may be.

“Redemption Date,” when used with respect to any Notes to be redeemed, means the date fixed for such redemption.

“Redemption Price” when used (a) with respect to any Notes to be redeemed pursuant to Section 4.1 of this Supplemental Indenture, means an amount that is equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments of the Notes being redeemed discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the applicable Reinvestment Rate, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date, provided that if the Redemption Date is on or after the Par Call Date with respect to the Notes, the Redemption Price for such Notes will be equal to 100% of the aggregate principal amount of such Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date; and (b) with respect to any Notes to be redeemed pursuant to Section 4.4 of this Supplemental Indenture, means an amount that is equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date.

“Reference Bund” means, with respect to the Notes, the 0.000% Federal Government Bond of Bundesrepublik Deutschland due August 15, 2031, with ISIN DE0001102564.

“Reference Dealers” means the Independent Investment Banker and each of the three other banks selected by the Issuer which are primary European government security dealers, and their respective successors, or market makers in pricing corporate bond issues.

“Registrar” means the office or agency where Notes may be presented for registration of transfer or for exchange.

“Regular Record Date” means the close of business on the Business Day immediately preceding the related Interest Payment Date.

“Reinvestment Rate” means 0.50%, plus the greater of (i) the average of the four quotations given by the Reference Dealers of the mid-market semi-annual yield to maturity of the applicable Reference Bund at 11:00 a.m. (Central European time (“CET”)) on the fourth Business Day preceding the applicable Redemption Date and if the applicable Reference Bund is no longer outstanding, a Similar Security will be chosen by the Independent Investment Banker at 11:00 a.m. (CET) on the third Business Day in London preceding such Redemption Date, quoted in writing by the Independent Investment Banker to the Issuer and (ii) zero.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on such Note as if redeemed on the Par Call Date. If the applicable Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such Redemption Date.

“Sale-Leaseback Transaction” means the sale or transfer by the Guarantor or any subsidiary of any property to a Person and the taking back by the Guarantor or any subsidiary, as the case may be, of a lease of such property.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means a Person (which may include a special purpose vehicle and/or a financial institution) to which the Guarantor or any subsidiary transfers Receivable Assets for purposes of a securitization financing, and with respect to which:

(1)

no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity (i) is guaranteed by the Guarantor or any subsidiary of the Guarantor (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Guarantor or any subsidiary of the Guarantor (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any asset of the Guarantor or any subsidiary of the Guarantor (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the Receivable Assets (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Guarantor or any subsidiary of the Guarantor;

(2)

neither the Guarantor nor any subsidiary of the Guarantor has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Guarantor or such subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Guarantor, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

(3)

neither the Guarantor nor any subsidiary of the Guarantor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (it being understood that (i) obligations of the Guarantor or other subsidiaries to transfer Receivable Assets to the Securitization Entity, (ii) obligations of the Guarantor or any other subsidiary to procure such transfers of Receivable Assets to the Securitization Entity, and (iii) Receivable Asset performance measures or credit enhancement measures shall not constitute an obligation to preserve the Securitization Entity’s financial condition or to cause it to achieve certain levels of operating results).

“Similar Security” means a reference bond or reference bonds issued by the German Federal Government having an actual or interpolated maturity comparable with the Par Call Date of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Par Call Date of the Notes.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 2.7.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities reasonably customary (as determined by the Guarantor acting in good faith) in accounts receivable securitization transactions and/or receivables discount without recourse schemes in the applicable jurisdictions, including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Guarantor or any Subsidiary.

“Stated Maturity” means the date specified in any Note as the fixed date for the payment of principal on such Note.

“subsidiary” means, with respect to any Person, a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other subsidiaries, or by such Person and one or more other subsidiaries. For the purposes of this definition only, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Taxing Jurisdiction” means, with respect to the Notes, The Netherlands, Israel or any jurisdiction where a successor to the Issuer or the Guarantor is incorporated or organized or considered to be a resident, if other than The Netherlands or Israel, respectively, or any jurisdiction through which payments will be made.

“TIA” means the Trust Indenture Act of 1939, as amended, as in effect on the date of this Supplemental Indenture; provided, however, that in the event the TIA is amended after such date, “TIA” means, to the extent such amendment is applicable to this Supplemental Indenture and the Base Indenture, the Trust Indenture Act of 1939, as so amended, or any successor statute.

“Trustee” means The Bank of New York Mellon, a New York banking corporation, until a successor Trustee shall have become such pursuant to the applicable provisions of this Supplemental Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Underwriting Agreement” means the Underwriting Agreement, dated May 20, 2025, among the Issuer, Teva Pharmaceutical Finance Netherlands III B.V., Teva Pharmaceutical Finance Netherlands IV B.V., the Guarantor and the underwriters named in Schedule I thereto.

Section 1.2 Incorporation by Reference of Trust Indenture Act.

Whenever the Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Supplemental Indenture.

The following TIA terms used in the Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantee; and

“obligor” on the Notes means the Issuer and on the Guarantee means the Guarantor and any other obligor on the indenture securities.

All other TIA terms used in this Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

Section 1.3 Rules of Construction.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(2) all accounting terms not otherwise defined herein have the meanings assigned to them under GAAP; and

(3) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2

THE NOTES AND THE GUARANTEE

Section 2.1 Title and Terms.

(a) The Notes shall be known and designated as the “4.125% Senior Notes due 2031” of the Issuer. The aggregate principal amount that may be authenticated and delivered under this Supplemental Indenture of the Notes is limited to €1,000,000,000; except for Add On Notes issued in accordance with Section 2.9 and Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.5. The Notes shall be issuable in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess of €100,000.

(b) The Notes shall mature on June 1, 2031, unless earlier redeemed by the Issuer.

(c) Interest on the Notes shall accrue from May 28, 2025, applicable to the Notes at the Interest Rate until the principal thereof is paid or made available for payment. Interest shall be payable annually in arrears on each Interest Payment Date.

(d) Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

(e) A Holder of any Note at the close of business on a Regular Record Date shall be entitled to receive interest on such Note on the corresponding Interest Payment Date.

(f) Payments on the Global Notes will be made through the Paying Agent. Payments on the Notes will be made in Euros at the specified office or agency of the Paying Agent; provided that all such payments with respect to Notes represented by one or more Global Notes deposited with and registered in the name of the Common Depositary or its nominee for the accounts of Euroclear and Clearstream, will be by wire transfer of immediately available funds to the account specified in writing by the holder or holders thereof to the Common Depositary.

(g) Payments on Physical Notes shall be payable at the office or agency of the Issuer maintained for such purpose, initially the specified office or agency of the Paying Agent and, at the option of the Issuer, may be made by wire transfer to the account specified by the Holder or Holders thereof as notified to the Paying Agent in writing at least 15 days prior to the relevant payment date.

(h) The Notes shall be redeemable at the option of the Issuer as provided in Article 4.

Section 2.2 Forms of Notes.

(a) Except as otherwise provided pursuant to this Section 2.2, the Notes are issuable in fully registered form without coupons in substantially the form of Exhibit A hereto with such applicable legends as are provided for in Section 2.3. The Notes are not issuable in bearer form. The terms and provisions contained in the form of Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and to the extent applicable, the Issuer, the Guarantor and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends and endorsements as the Officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Supplemental Indenture and the Base Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage.

(b) The Notes and the Guarantee are being initially offered and sold by the Issuer to the underwriters thereof pursuant to the Underwriting Agreement. The Notes shall be issued initially in the form of one or more permanent global Notes in fully registered form without interest coupons, substantially in the form of Exhibit A hereto (the “Global Notes”), each with the applicable legends as provided in Section 2.3. Each Global Note shall be duly executed by the Issuer and authenticated and delivered by the Trustee, shall have endorsed thereon the applicable Guarantee executed by the Guarantor and shall be deposited with and registered in the name of the Common Depositary or its nominee for the accounts of Euroclear and Clearstream. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar or the Paying Agent, at the direction of the Trustee, as hereinafter provided.

(c) At such time as all beneficial interests in a Global Note have either been exchanged for Physical Notes, redeemed, repurchased or cancelled, such Global Note shall be returned by the Common Depositary to the Trustee for cancellation or retained and cancelled by the Trustee at the written direction of the Issuer. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Physical Notes, redeemed, repurchased or cancelled, the principal amount of the Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee with respect to such Global Note, by the Trustee, to reflect such reduction.

Section 2.3 Legends.

(a) Each Global Note shall bear a legend on the face thereof substantially in the following form (each defined term in the legend being defined as such for purposes of the legend only) (the “Global Notes Legend”):

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE COMMON DEPOSITARY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(b) Each Physical Note shall bear a legend on the face thereof substantially in the following form (the “Physical Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Section 2.4 Form of Guarantee.

A Guarantee substantially in the following form shall be endorsed on the reverse of each Note:

Teva Pharmaceutical Industries Limited (the “Guarantor”) hereby unconditionally and irrevocably guarantees to the Holder of this Note (the “Guarantee”) the due and punctual payment of the principal of and interest (including Additional Tax Amounts, if any), on this Note, when and as the same shall become due and payable, whether at Maturity or upon redemption or upon declaration of acceleration or otherwise, according to the terms of this Note and of the Indenture. The Guarantor agrees that in the case of default by the Issuer in the payment of any such principal or interest (including Additional Tax Amounts, if any), the Guarantor shall duly and punctually pay the same. The Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional irrespective of any extension of the time for payment of this Note, any modification of this Note, any invalidity, irregularity or unenforceability of this Note or the Indenture, any failure to enforce the same or any waiver, modification, consent or indulgence granted to the Issuer with respect thereto by the Holder of this Note or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a demand or proceeding first against the Issuer, protest or notice with respect to this Note or the indebtedness evidenced hereby and all demands whatsoever, and covenants that this Guarantee will not be discharged as to this Note except by payment in full of the principal of and interest (including Additional Tax Amounts, if any) on this Note.

The Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid by the Guarantor pursuant to the provisions of the Guarantee or the Indenture; provided, however, that the Guarantor hereby waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of a Holder against the Issuer with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Issuer in respect thereof or (ii) to receive any payment in the nature of contribution or for any other reason, from any other obligor with respect to such payment, in each case, until the principal of and interest (including Additional Tax Amounts, if any) on this Note shall have been paid in full.

The Guarantee shall not be valid or become obligatory for any purpose with respect to this Note until the certificate of authentication on this Note shall have been signed by the Trustee.

The Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Teva Pharmaceutical Industries Limited has caused the Guarantee to be signed manually or by facsimile by its duly authorized Officer.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By

Section 2.5 Book-Entry Provisions for the Global Notes.

(a) The Global Notes initially shall be deposited with and registered in the name of the Common Depositary or its nominee for the accounts of Euroclear and Clearstream.

(b) Members of, or participants in, Euroclear or Clearstream (“Agent Members”) shall have no rights under this Supplemental Indenture with respect to any Global Note held on their behalf by Euroclear or Clearstream, or the Common Depositary, or under such Global Note, and the Common Depositary may be treated by the Issuer, the Guarantor, the Trustee, the Paying Agent and any of their respective agents as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing contained herein shall prevent the Issuer, the Guarantor, the Trustee, the Paying Agent or any of their respective agents from giving effect to any written certification, proxy or other authorization furnished by Euroclear or Clearstream or impair, as between Euroclear or Clearstream and the Agent Members, the operation of customary practices of Euroclear or Clearstream governing the exercise of the rights of a Holder of any Note. With respect to any Global Note deposited on behalf of the subscribers for the Notes represented thereby with the Common Depositary for credit to their respective accounts (or to such other accounts as they may direct) at Euroclear or Clearstream, the provisions of the “Operating Procedures of the Euroclear System” and the “Terms and Conditions Governing Use of Euroclear” and the “Management Regulations” and “Instructions to Participants” of Clearstream, respectively, shall be applicable to the Global Notes.

(c) The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Euroclear or Clearstream or its nominee, Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Supplemental Indenture, the Base Indenture or the Notes.

(d) A Global Note may not be transferred, in whole or in part, to any Person other than the Common Depositary (or its nominee by a nominee of the Common Depositary to the Common Depositary or to another nominee of the Common Depositary, or by the Common Depositary or any such nominee to a successor Common Depositary or a nominee of such successor Common Depositary), and no such transfer to any such other Person may be registered. Beneficial interests in a Global Note may be transferred in accordance with the rules and procedures of Euroclear or Clearstream.

(e) Except as provided in Section 2.5(f), owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Physical Notes.

(f) If at any time:

(1) either Euroclear or Clearstream notifies the Issuer in writing that it is no longer willing or able to continue to act as depositary for the Global Notes and a successor depositary for the Global Notes is not appointed by the Issuer within 120 days of such notice;

(2) an Event of Default has occurred and is continuing and enforcement action is being taken in respect thereof under their Indenture and the Registrar has received a request from Euroclear or Clearstream on behalf of their Agent Members for the issuance of Physical Notes in exchange for such Global Note or Global Notes; or

(3) the Issuer, at its option, notifies the Trustee in writing that it elects to exchange in whole, but not in part, the Global Note for Physical Notes; such Global Note or Global Notes shall be deemed to be surrendered to the Trustee for cancellation and the Issuer shall execute, and the Trustee, upon receipt of an Officer’s Certificate and Issuer Order for the authentication and delivery of Notes, shall authenticate and deliver, in exchange for such Global Note or Global Notes, Physical Notes in an aggregate principal amount equal to the aggregate principal amount of such Global Note or Global Notes. Such Physical Notes shall be registered in such names as Euroclear or Clearstream shall identify in writing as the beneficial owners of the Notes represented by such Global Note or Global Notes (or any nominee thereof).

(g) Notwithstanding the foregoing, in connection with any transfer of beneficial interests in a Global Note to the beneficial owners thereof pursuant to Section 2.5(f), the Registrar shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interests in such Global Note to be transferred.

Section 2.6 [Reserved]

Section 2.7 Defaulted Interest.

If the Issuer fails to make a payment of interest on any Note when due and payable (“Defaulted Interest”), it shall pay such Defaulted Interest plus (to the extent lawful) any interest payable on the Defaulted Interest, in any lawful manner. It may elect to pay such Defaulted Interest, plus any such interest payable on it, to the Persons who are Holders of such Notes on which the interest is due on a subsequent Special Record Date. The Issuer shall notify the Trustee and the Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each such Note. The Issuer shall fix any such Special Record Date and payment date for such payment. At least 15 days before any such Special Record Date, the Issuer shall deliver to Holders affected thereby, with a copy to the Trustee and the Paying Agent, a notice that states the Special Record Date, the Interest Payment Date and amount of such interest to be paid.

Section 2.8 Execution of Guarantee.

The Guarantor hereby agrees to execute the Guarantee in substantially the form above recited to be endorsed on each Note. If the Issuer shall execute Physical Notes in accordance with Section 2.5, the Guarantor shall execute the Guarantee in substantially the form above recited to be endorsed on each such Note. The Guarantee shall be executed on behalf of the Guarantor by an Officer of the Guarantor. The signature of any Officer on the Guarantee may be manual or facsimile.

In case any Officer of the Guarantor who shall have signed the Guarantee endorsed on a Note shall cease to be such Officer before the Note so signed shall be authenticated and delivered by the Trustee, such Note nevertheless may be authenticated and delivered or disposed of as though the person who signed such Guarantee had not ceased to be such Officer of the Guarantor; and any Guarantee endorsed on a Note may be signed on behalf of the Guarantor by such persons as, at the actual date of the execution of such Guarantee, shall be the proper Officers of the Guarantor, although at the date of the execution and delivery of this Supplemental Indenture any such person was not such an Officer.

Section 2.9 Add On Notes.

The Issuer may, from time to time, subject to compliance with any other applicable provisions of this Supplemental Indenture and the Base Indenture, without the consent of the Holders, create and issue pursuant to this Supplemental Indenture and the Base Indenture Add On Notes having terms identical to those of the Outstanding Notes, except that Add On Notes:

(a) may have a different issue date from other Outstanding Notes;

(b) may have a different first Interest Payment Date after issuance than other Outstanding Notes;

(c) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other Outstanding Notes;

(d) may have a different issue price;

(e) may have a different CUSIP or ISIN number if such Add On Notes are not fungible with the Notes then outstanding for United States federal income tax purposes; and

(f) may have terms specified in Add On Note Board Resolutions, an Officer’s Certificate or a supplemental indenture for such Add On Notes making appropriate adjustments to this Article 2 and Exhibit A (and related definitions), as the case may be, applicable to such Add On Notes in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws) and any registration rights or similar agreement applicable to such Add On Notes, which are not adverse in any material respect to the Holder of any Outstanding Notes (other than such Add On Notes) and which shall not affect the rights, benefits, immunities or duties of the Trustee.

In authenticating any Add On Notes, and accepting the additional responsibilities under the Indenture in relation to such Add On Notes, the Trustee shall be entitled to receive, and shall be fully protected in relying upon:

(a) the Add On Note Board Resolutions, Officer’s Certificate or supplemental indenture relating thereto, setting forth the form and terms of the Add On Notes;

(b) an Officer’s Certificate complying with Section 7.5; and

(c) an Opinion of Counsel complying with Section 7.5 stating,

(1) that the forms of such Notes have been established by or pursuant to Add On Note Board Resolutions, an Officer’s Certificate or a supplemental indenture, as permitted by this Section 2.9 and in conformity with the provisions of this Supplemental Indenture and the Base Indenture;

(2) that the terms of such Notes have been established by or pursuant to Add On Note Board Resolutions, an Officer’s Certificate or a supplemental indenture, as permitted by this Section 2.9 and in conformity with the provisions of this Supplemental Indenture and the Base Indenture; and

(3) that such Notes and the related Guarantee, when authenticated and delivered by the Trustee and issued by the Issuer and the Guarantor in the manner provided for herein and in the Base Indenture and the Guarantee, respectively, subject to any customary conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Issuer and the Guarantor, respectively, entitled to the benefits provided in this Supplemental Indenture and the Base Indenture, enforceable in accordance with their respective terms, except to the extent that the enforcement of such obligations may be subject to bankruptcy laws or insolvency laws or other similar laws, general principles of equity and such other qualifications as such counsel shall conclude are customary or do not materially affect the rights of the Holders of such Notes.

If such forms or terms have been so established by or pursuant to Add On Note Board Resolutions, an Officer’s Certificate or a supplemental indenture, the Trustee shall have the right to decline to authenticate and deliver any Notes:

(1) if the Trustee, being advised by counsel, determines that such action may not lawfully be taken;

(2) if the Trustee in good faith determines that such action would expose the Trustee to personal liability to Holders of any Outstanding Notes; or

(3) if the issue of such Add On Notes pursuant to this Supplemental Indenture and the Base Indenture will affect the Trustee’s own rights, duties, benefits and immunities under the Notes, this Supplemental Indenture and the Indenture or otherwise in a manner which is not reasonably acceptable to the Trustee.

Notwithstanding anything in this Section 2.9, the Issuer may not issue Add On Notes if an Event of Default shall have occurred and be continuing.

Section 2.10 ISIN Numbers and Common Codes.

The Issuer in issuing the Notes may use “ISIN” Numbers (if then generally in use) and common codes, and, if so, the Trustee and the Paying Agent shall use “ISIN” numbers and common codes in notices of redemption and other notices to the Holders as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee and the Paying Agent of any change in the “ISIN” numbers or common codes.

ARTICLE 3

ADDITIONAL COVENANTS

In addition to the covenants set forth in Article 3 of the Base Indenture, the Notes shall be subject to the additional covenants set forth in this Article 3.

Section 3.1 Payment of Additional Tax Amounts.

With respect to the Notes, Section 12.02 of the Base Indenture is not applicable. All payments of interest and principal by the Issuer under the Notes and by the Guarantor under the Guarantee shall be made without withholding or deduction for, or on account of, any present or future Taxes unless such withholding or deduction is required by law. In the event that the Issuer or the Guarantor is required to withhold or deduct on account of any such Taxes from any payment made under or with respect to the Notes, the Issuer or the Guarantor, as the case may be, will (a) withhold or deduct such amounts, (b) pay such additional Tax amounts so that the net amounts received by each Holder or beneficial owner of the relevant Notes, including those additional Tax amounts, will equal the amount such Holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted (“Additional Tax Amounts”) and (c) pay the full amount withheld or deducted to the relevant tax or other authority in accordance with applicable law, except that no such Additional Tax Amounts shall be payable in respect of any Note:

(1) to the extent that such Taxes are imposed or levied by reason of such Holder (or the beneficial owner) having some present or former connection with the Taxing Jurisdiction other than the mere holding (or beneficial ownership) of such Note or receiving principal or interest payments on the Notes (including but not limited to citizenship, nationality, residence, domicile, or the existence of a business, permanent establishment, a dependent agent, a place of business or a place of management present or deemed present in the Taxing Jurisdiction);

(2) in respect of any Taxes that would not have been so withheld or deducted but for the failure by the Holder or the beneficial owner of the Notes to make a declaration of non-residence, or any other claim or filing for exemption to which it is entitled or otherwise comply with any reasonable certification, identification, information, documentation or other reporting requirement concerning nationality, residence, identity or connection with the Taxing Jurisdiction if (a) compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or part of the Taxes, (b) the Holder (or beneficial owner) is able to comply with these requirements without undue hardship and (c) the Issuer has given the Holders (or beneficial owners) at least 30 calendar days prior notice that they will be required to comply with such requirement;

(3) to the extent that such Taxes are imposed by reason of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the Notes, except as otherwise provided in the Indenture;

(4) to the extent that any such Taxes would not have been imposed but for the presentation of the Notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the Holder would have been entitled to Additional Tax Amounts had the Notes been presented for payment on any date during such 30-day period;

(5) in respect of any Taxes imposed under Sections 1471-1474 of the Internal Revenue Code of 1986, as amended, any applicable U.S. Treasury Regulations promulgated thereunder, or any judicial or administrative interpretations of any of the foregoing; or

(6) any combination of items 1 through 5 above.

For purposes of this Section 3.1, “Taxes” means, with respect to payments on the Notes, all taxes, withholdings, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Jurisdiction or any political subdivision thereof or any authority or agency therein or thereof having power to tax.

Section 3.2 Stamp Tax.

The Issuer and the Guarantor will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise from the execution, delivery, enforcement or registration of the Notes or any other document or instrument in relation thereto.

Section 3.3 Corporate Existence.

Subject to Article 8 of the Base Indenture and subject to the ability of the Issuer or the Guarantor to convert (or similar action) to another form of legal entity under the laws of the jurisdiction under which the Issuer or the Guarantor then exists, each of the Guarantor and the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Issuer and the Guarantor shall not be required to preserve or keep in full force or effect any such existence, right or franchise if the Issuer and the Guarantor determine that the preservation or keeping in full force or effect thereof is no longer desirable in the conduct of the business of the Issuer or the Guarantor and that the loss thereof is not disadvantageous in any material respect to the Holders.

Section 3.4 Certificates of the Issuer and the Guarantor.

The Issuer will furnish to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officer’s Certificate of the Issuer as to the signer’s knowledge of the Issuer’s and the Guarantor’s compliance with all conditions and covenants under this Supplemental Indenture and the Base Indenture (such compliance to be determined without regard to any period of grace or requirement of notice provided under this Supplemental Indenture or the Base Indenture). In the event the Issuer comes to have actual knowledge of an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, regardless of the date, the Issuer shall deliver an Officer’s Certificate to the Trustee specifying such Default and the nature and status thereof.

Section 3.5 Guarantor To Be the Sole Equityholder of the Issuer.

So long as any Notes are outstanding, the Guarantor or its successor will directly or indirectly own all of the outstanding Capital Stock of the Issuer.

Section 3.6 Limitation on Liens.

The Guarantor shall not, and shall not permit any subsidiary to, directly or indirectly, create, incur, or assume any Lien, other than a Permitted Lien, upon any of its property (including any shares of Capital Stock or Indebtedness of any subsidiary) to secure any other Indebtedness incurred by the Guarantor or any subsidiary, without in any such case making effective provision whereby all of the Notes outstanding (together with, if the Guarantor so determines, any other Indebtedness by the Guarantor or any subsidiary ranking equally with the Notes or the Guarantee) shall be secured equally and ratably with, or prior to, such Indebtedness for so long as such other Indebtedness shall be so secured unless, after giving effect to such Lien, the aggregate amount of secured Indebtedness then outstanding (excluding Indebtedness secured solely by Permitted Liens) plus the value (as defined in Section 3.7) of all Sale-Leaseback Transactions (other than those described in clause (a) or clause (b) of Section 3.7) then outstanding would not exceed the greater of (i) 10% of the Guarantor’s Consolidated Net Worth and (ii) US $2,000,000,000 (or its equivalent in another currency or currencies).

Section 3.7 Limitation on Sales and Leasebacks.

The Guarantor will not, and will not permit any subsidiary to, enter into any Sale-Leaseback Transaction after the date of this Supplemental Indenture unless:

(a) the Sale-Leaseback Transaction:

(1) involves a lease for a period, including renewals, of not more than five years;

(2) occurs within one year after the date of acquisition, completion of construction or completion of improvement of such property; or

(3) is with the Guarantor or one of its subsidiaries; or

(b) the Guarantor or any subsidiary, within one year after the Sale-Leaseback Transaction shall have occurred, applies or causes to be applied an amount equal to the value of the property so sold and leased back at the time of entering into such arrangement to the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of the Guarantor or any subsidiary that is not subordinated to the Notes and that has a Stated Maturity of more than twelve months; or

(c) the Guarantor or such subsidiary would be entitled pursuant to Section 3.6 to create, incur, issue or assume Indebtedness secured by a Lien on the property without equally and ratably securing the Notes.

As used in this Section 3.7, the term “value” shall mean, with respect to a Sale-Leaseback Transaction, as of any particular time an amount equal to the greater of (i) the net proceeds of sale of the property leased pursuant to such Sale-Leaseback Transaction, or (ii) the fair value of such property at the time of entering into such Sale-Leaseback Transaction as determined by the Board of Directors of the Guarantor, in each case multiplied by a fraction of which the numerator is the number of full years of remaining term of the lease (without regard to renewal options) and the denominator is the full years of the full term of the lease (without regard to renewal options).

ARTICLE 4

REDEMPTION OF NOTES

Section 4.1 Optional Redemption.

The Issuer may at its option redeem the Notes, in whole or in part, at any time or from time to time, on any date prior to the Stated Maturity, upon notice as set forth in Section 4.2, at the Redemption Price.

Section 4.2 Notice of Redemption.

Notice of redemption to the Holders of the Notes to be redeemed shall be given by delivering notice of such redemption, on at least 10 days’, but not more than 60 days’, prior notice delivered by electronic transmission, first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar, with a copy of such notice delivered to the Trustee. The notice of redemption of the Notes to be redeemed at the option of the Issuer shall be given by the Issuer or, at the Issuer’s request, delivered to the Trustee at least five Business Days before the date such notice is to be given to Holders (unless a shorter period shall be acceptable to the Trustee), by the Trustee in the name and at the expense of the Issuer. For so long as such Notes are listed on Euronext Dublin and the rules of Euronext Dublin so require, the Issuer shall publish a notice of redemption in a daily newspaper with general circulation in Ireland (which is expected to be the Irish Times). Such notice of redemption may instead be published on the website of the Euronext Dublin.

Notice of any redemption of the Notes in connection with a corporate transaction (including an equity offering, an incurrence of indebtedness or a change of control) may, at the Issuer’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded or the Redemption Date delayed in the event that any or all such conditions shall not have been satisfied by the Redemption Date. In addition, the Issuer may provide in such notice that payment of the Redemption Price and performance of its obligations with respect to such redemption may be performed by another Person.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on such Notes or portions of them called for redemption, unless the redemption price is not paid on the Redemption Date.

Section 4.3 Deposit of Redemption Price.

On or prior to the Redemption Date, the Issuer shall deposit with the Paying Agent an amount of money sufficient to pay the Redemption Price in respect of all the Notes to be redeemed on that Redemption Date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate and subject to the rules of the applicable depositary.

Section 4.4 Tax Redemption.

(a) If, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of any Taxing Jurisdiction or any political subdivision or taxing authority thereof or in any Taxing Jurisdiction affecting taxation or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the date of this Supplemental Indenture, the Issuer or the Guarantor (or any of their respective successors), as the case may be, is or will be obligated to pay any Additional Tax Amounts with respect to the Notes, and if the Issuer or the Guarantor (or any of their respective successors), as the case may be, determines that such obligation cannot be avoided by the Issuer or the Guarantor (or any of their respective successors), as the case may be, after taking reasonable measures available to it, then at the option of the Issuer or the Guarantor (or any of their respective successors), as the case may be, the Notes may be redeemed in whole, but not in part, at any time, upon the giving not less than 10 days’ nor more than 60 days’ notice to the Trustee and the Holders of such Notes, at the Redemption Price; provided, however, that (1) no notice of such tax redemption may be given earlier than 90 days prior to the earliest date on which the Issuer or the Guarantor (or their respective successors), as the case may be, would, but for such redemption, be obligated to pay such Additional Tax Amounts were a payment on such Notes then due, and (2) at the time such notice is given, such obligation to pay such Additional Tax Amounts remains in effect. The notice of tax redemption shall be given by the Issuer or, at the Issuer’s request delivered to the Trustee at least five Business Days before the date such notice is to be given to Holders (unless a shorter period shall be acceptable to the Trustee), by the Trustee in the name and at the expense of the Issuer.

(b) Not less than five Business Days (unless a shorter period shall be acceptable to the Trustee) before any notice of tax redemption pursuant to Section 4.4(a) is given to the Trustee or the Holders of the Notes, the Issuer or the Guarantor (or their respective successors), as the case may be, shall deliver to the Trustee (i) an Officer’s Certificate stating that the Issuer or the Guarantor (or their respective successors), as the case may be, is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer or the Guarantor (or their respective successors), as the case may be, to so redeem have occurred or have been satisfied and (ii) an opinion of independent legal counsel of recognized standing to that effect based on the statement of facts. Such notice, once given to the Trustee, shall be irrevocable.

ARTICLE 5

SATISFACTION AND DISCHARGE

Section 5.1 Satisfaction and Discharge.

(a) With respect to the Notes, Section 9.01 of the Base Indenture is not applicable.

(b) The Issuer and the Guarantor may satisfy and discharge their obligations under this Supplemental Indenture with respect to any Notes while such Notes remain outstanding, if (a) all Outstanding Notes have become due and payable at their scheduled Maturity, or (b) all Outstanding Notes have been called for redemption, and in either case, the Issuer has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Notes on the date of their scheduled Maturity or the scheduled Redemption Date, as the case may be.

ARTICLE 6

PAYING AGENT

Section 6.1 Paying Agent.

The Issuer hereby appoints The Bank of New York Mellon, London Branch, to act as principal Paying Agent. In connection with its appointment and acting hereunder, the principal Paying Agent is entitled to all the rights, privileges, protections, immunities, benefits and indemnities provided to the Trustee under the Indenture.

Section 6.2 Electronic Means.

The Trustee and Paying Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Indenture and delivered using Electronic Means (as defined below); provided, however, that the Company shall provide to the Trustee and Paying Agent an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee and Paying Agent Instructions using Electronic Means and the Trustee and Paying Agent, each in their discretion elect to act upon such Instructions, their understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee and Paying Agent cannot determine the identity of the actual sender of such Instructions and that the Trustee and Paying Agent shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee and Paying Agent have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and Paying Agent and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee and Paying Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from their reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee and Paying Agent, including without limitation the risk of the Trustee and Paying Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and Paying Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee and Paying Agent immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee and Paying Agent, or another method or system specified by the Trustee and Paying Agent as available for use in connection with its services hereunder.

Section 6.3 CSDR Regulation.

The Trustee or Paying Agent may, in respect of any irrevocable commitment in carrying out Instructions to clear and/or settle transactions for the Company under this Supplemental Indenture, incur Debit Cash Penalties or receive Credit Cash Penalties from the relevant Subcustodians or Depositories through which Securities are held. The Trustee or Paying Agent may, at any time, demand that the Company reimburse the Trustee or Paying Agent in respect of such Debit Cash Penalties and may, for such purposes, convert the amount of such Debit Cash Penalties into another currency agreed between the Company and the Trustee or Paying Agent to be used for invoicing purposes at such rate or rates as separately disclosed by the Trustee or Paying Agent to the Company. The Company agrees that its reimbursement obligation arises when the irrevocable commitment is incurred by the Trustee or Paying Agent despite the actual settlement or maturity date and whether or not the Trustee or Paying Agent has demanded reimbursement. After the Trustee or Paying Agent has made a demand for reimbursement by the Company, the Company shall pay cash equal to that demand. In any event, the Trustee or Paying Agent may and is hereby authorized to, at any time, debit a Cash Account for the amount the Trustee or Paying Agent will be obligated to pay in respect of any Debit Cash Penalties, whether or not that debit creates or increases any overdraft by the Company. The Trustee or Paying Agent may also, without notice to the Company, credit a Cash Account with Cash equal to the amount of any Credit Cash Penalties received by the Trustee or Paying Agent. If any Credit Cash Penalties received by the Trustee or Paying Agent are denominated in a currency other than a currency in which a Cash Account is already opened pursuant to this Supplemental Indenture, the Trustee or Paying Agent shall, and is hereby authorized and instructed to, open a new Cash Account for the Company in such currency for the purposes of distributing such Credit Cash Penalties received by the Trustee or Paying Agent to the Company.

ARTICLE 7

MISCELLANEOUS PROVISIONS

Section 7.1 Scope of Supplemental Indenture.

(a) The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall only be applicable with respect to, and govern the terms of, the Notes and shall not apply to any other Securities that may be issued by the Issuer under the Base Indenture. Other than such, changes, modifications and supplements, the Base Indenture is incorporated by reference herein and affirmed in all respects.

Section 7.2 Provisions of Supplemental Indenture for the Sole Benefit of Parties and Holders of Notes.

Nothing in this Supplemental Indenture, the Base Indenture or in the Notes or the Guarantee, expressed or implied, shall give or be construed to give to any person, firm or corporation, other than the parties hereto and their successors and the Holders of the Notes, any legal or equitable right, remedy or claim under this Supplemental Indenture or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their successors and of the Holders of the Notes.

Section 7.3 Successors and Assigns of Issuer and Guarantor Bound by Supplemental Indenture.

All the covenants, stipulations, promises and agreements in this Supplemental Indenture contained by or on behalf of the Issuer shall bind its successors and assigns, whether so expressed or not. All the covenants, stipulations, promises and agreements in this Supplemental Indenture contained by or on behalf of the Guarantor shall bind its successors and assigns, whether so expressed or not.

Section 7.4 Notices and Demands on Issuer, Trustee, Paying Agent and Holders of Notes

Any notice or demand which by any provision of this Supplemental Indenture is required or permitted to be given or delivered to or by the Trustee, the Paying Agent or by the Holders of Notes to the Issuer or the Guarantor shall be in writing in the English language and may be given or served by being deposited postage prepaid, first-class mail, courier or email (except as otherwise specifically provided herein, including Section 6.2) addressed (until another address is filed with the Trustee and the Paying Agent) as follows:

If to the Issuer:

Teva Pharmaceutical Finance Netherlands II B.V.

Busweg 1,

2031 DA Haarlem,

Netherlands

Attention: Managing Director

Email: ******

with a copy (which shall not constitute notice) to:

Teva Pharmaceuticals USA, Inc.

400 Interpace Parkway, Building A,

Parsippany, NJ 07054

Attention: David McAvoy, Chief Legal Officer

Email: ******

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Ross M. Leff, P.C.

Christie W.S. Mok

Email: ******

If to the Guarantor:

Teva Pharmaceutical Industries Limited

124 Dvora Hanevi’a Street

Tel Aviv, 6944020, Israel

Attention: Corporate Treasurer

Email: ******

with copies (which shall not constitute notice) to:

Teva Pharmaceuticals USA, Inc.

400 Interpace Parkway, Building A,

Parsippany, NJ 07054

Attention: David McAvoy, Chief Legal Officer

Email: ******

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Ross M. Leff, P.C.

Christie W.S. Mok

Email: ******

Any notice, direction, request or demand by the Issuer, the Guarantor or any Holder of Notes to or upon the Trustee or the Paying Agent shall be deemed to have been sufficiently given or made, for all purposes, if delivered in person or mailed by first-class mail, courier service or email as follows (except as otherwise specifically provided herein, including Section 6.2):

If to the Trustee:

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, NY 10286

Attention: Corporate Trust – Global Finance Unit

Lisa Sollitto

Email: ******

If to the Paying Agent:

The Bank of New York Mellon, London Branch

160 Queen Victoria Street

London EC4V 4LA

United Kingdom

Attn: Manager Corporate Trust Services

Email: ******

with a copy (which shall not constitute notice) to the Trustee.

The Trustee also agrees to accept and act upon instructions or directions pursuant to the Indenture sent by unsecured e-mail or other similar unsecured electronic methods.

The Issuer, the Guarantor or the Trustee by written notice to each other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantor shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or the Paying Agent shall be deemed delivered upon receipt.

Where this Supplemental Indenture provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing, in the English language, and delivered to each Holder entitled thereto, at his last address as it appears in the register of the Notes. In any case where notice to Holders is given by mail, personal delivery, or electronic mail, neither the failure to mail such notice, nor any defect in any notice so mailed or delivered, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Supplemental Indenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case, by reason of the suspension of or irregularities in regular mail service, it shall be impracticable to mail notice to the Issuer, the Guarantor or Holders of Notes when such notice is required to be given pursuant to any provision of this Supplemental Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

Notwithstanding anything to the contrary contained herein, in the Base Indenture or in the Notes, where this Supplemental Indenture, the Base Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to Euroclear or Clearstream electronically or by other method in accordance with the procedures thereof.

Section 7.5 Officer’s Certificates and Opinions of Counsel; Statements to be Contained Therein.

Upon any application or demand by the Issuer or the Guarantor to the Trustee to take any action under any of the provisions of this Supplemental Indenture, the Issuer or the Guarantor, as the case may be, shall furnish to the Trustee an Officer’s Certificate or Guarantor’s Officer’s Certificate, as the case may be, stating that all conditions precedent provided for in this Supplemental Indenture relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent have been complied with.

Each certificate or opinion provided for in this Supplemental Indenture and delivered to the Trustee with respect to compliance with a condition or covenant provided for in this Supplemental Indenture shall include (a) a statement that the person making such certificate or opinion has read such covenant or condition, (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based, (c) a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with and (d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

Any certificate, statement or opinion of an Officer of the Issuer or the Guarantor may be based, insofar as it relates to legal matters, upon a certificate or opinion of or representations by counsel, unless such Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters, information with respect to which is in the possession of the Issuer or the Guarantor, as the case may be, upon the certificate, statement or opinion of or representations by an Officer of Officers of the Issuer or the Guarantor, as the case may be, unless such counsel knows that the certificate, statement or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

Any certificate, statement or opinion of an Officer of the Issuer or the Guarantor or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of the Issuer, unless such Officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent.

The Trustee and the principal Paying Agent shall be entitled to conclusively rely on an Officer’s certificate from the Issuer or the Guarantor, shall have no duty to inquire as to or investigate the accuracy of any such Officer’s certificate. The Trustee and the principal Paying Agent shall have no liability to the Issuer, any Holder or any other Person in acting in good faith on any such Officer’s certificate.

Section 7.6 Payments Due on Saturdays, Sundays and Holidays.

If the date of maturity of interest on or principal of the Notes or the date fixed for redemption or repayment of any such Note shall not be a Business Day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and no interest shall accrue for the period after such date.

Section 7.7 Conflict of any Provisions of Supplemental Indenture with Trust Indenture Act of 1939.

If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision included in this Supplemental Indenture by operation of Sections 310 to 317, inclusive, of the TIA (an “incorporated provision”), such incorporated provision shall control.

Section 7.8 New York Law to Govern.

This Supplemental Indenture and each Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State.

Section 7.9 Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 7.10 Effect of Headings.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 7.11 Submission to Jurisdiction.

Each of the Issuer, the Guarantor, the Paying Agent and the Trustee agrees that any legal suit, action or proceeding arising out of or based upon this Supplemental Indenture may be instituted in any federal or state court sitting in the Borough of Manhattan in New York City, and, to the fullest extent permitted by law, waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such court in any law suit, action or proceeding. Each of the Issuer and the Guarantor, as long as any of the Notes remain Outstanding or the parties hereto have any obligation under this Supplemental Indenture, shall have an authorized agent (the “Authorized Agent”) in the United States upon whom process may be served in any such legal action or proceeding. Service of process upon such agent and written notice of such service mailed or delivered to it shall to the extent permitted by law be deemed in every respect effective service of process upon it in any such legal action or proceeding. The Issuer and the Guarantor each hereby appoints Teva Pharmaceuticals USA, Inc. (400 Interpace Parkway, Building A, Parsippany, NJ 07054) as its agent for such purposes, and covenants and agrees that service of process in any legal action or proceeding may be made upon it at such office of such agent. The Issuer will provide written notice to the Trustee of any change in the Authorized Agent. In the event that any Authorized Agent resigns, is removed or becomes incapable of so acting, the Issuer shall promptly appoint a successor Authorized Agent and shall notify the Trustee in writing of such change in Authorized Agent.

Section 7.12 Not Responsible for Recitals or Issuance of Securities.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer and the Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Issuer of Notes or the proceeds thereof.

ARTICLE 8

SUPPLEMENTAL INDENTURES

Section 8.1 Without Consent of Holders.

(a) Sections 7.01(d), (e), (f), (g), (h), (k), (l), (m), (n), (q) and (r) of the Base Indenture are not applicable with respect to the Notes.

(b) In addition to the provisions set forth in Section 7.01 of the Base Indenture as amended by Section 7.1(a) above, the Issuer, the Guarantor and the Trustee may amend, modify or supplement the Base Indenture, this Supplemental Indenture or the Notes without the consent of any Holder for one or more of the following purposes:

(1) to cure any ambiguity, supply any omission or correct or supplement any provision contained herein, in the Base Indenture, in any supplemental indenture or in the Notes which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; provided that such amendment, modification or supplement shall not, in the good faith opinion of the Issuer’s managing and supervisory directors, adversely affect the interests of the Holders of the Notes in any material respect; provided, further, that any amendment made solely to conform the provisions of this Supplemental Indenture to the description of the Notes contained in the Issuer’s Prospectus Supplement dated May 20, 2025 will not be deemed to adversely affect the interests of the Holders of the Notes;

(2) to surrender any right or power conferred upon the Issuer or the Guarantor hereunder;

(3) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(4) to authorize the issuance of Add On Notes of the Notes pursuant to Section 2.9; and

(5) to add or modify any other provision of the Indenture which the Issuer or the Guarantor, as the case may be, and the Trustee may deem necessary or desirable and which will not adversely affect the interests of the Holders of the Notes in any material respect.

Section 8.2 With Consent of Each Affected Holder.

In addition to the provisions set forth in Section 7.02 of the Base Indenture, the Issuer, the Guarantor and the Trustee may not amend, modify or supplement the Base Indenture, this Supplemental Indenture or the Notes for one or more of the following purposes without the consent of each Holder so affected:

(a) to modify the Guarantor’s obligation to own, directly or indirectly, all of the outstanding Capital Stock or membership interests, as applicable, of the Issuer pursuant to Section 3.5 of this Supplemental Indenture;

(b) to modify any provision of Article 4 relating to redemption of the Notes;

(c) to modify the Guarantee in a manner that would adversely affect the interests of the Holders of the Notes; and

(d) to reduce the percentage in aggregate principal amount of the Notes then Outstanding necessary (i) to modify, amend or supplement the Base Indenture or this Supplemental Indenture or (ii) to waive any past default or Event of Default pursuant to Section 4.10 of the Base Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

Very truly yours,

TEVA PHARMACEUTICAL FINANCE NETHERLANDS II B.V.,
as Issuer

By:	/s/ David Vrhovec
Name: David Vrhovec
Title: Authorized Representative

By:	/s/ Stephen David Harper
Name: Stephen David Harper
Title: Authorized Representative

TEVA PHARMACEUTICAL INDUSTRIES LIMITED, as Guarantor

By:	/s/ Amir Weiss
Name: Amir Weiss
Title: Senior Vice President and Chief Accounting Officer

By:	/s/ Eli Kalif
Name: Eli Kalif
Title: Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

THE BANK OF NEW YORK MELLON LONDON BRANCH, as Paying Agent

By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

EXHIBIT A

[FORM OF FACE OF 2031 GLOBAL NOTE]

[Insert Global Notes Legend or Physical Notes Legend, as applicable]

No. 1	€1,000,000,000 as revised by the Schedule of Increases or Decreases in the Global Note attached hereto

ISIN: XS3081797964

Common Code: 308179796

GLOBAL NOTE

TEVA PHARMACEUTICAL FINANCE NETHERLANDS II B.V.

4.125% Senior Notes due 2031

Payment of Principal, Interest and Additional Tax Amounts, if any, Unconditionally

Guaranteed By

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

This Global Note is in respect of an issue of 4.125% Senior Notes due 2031 (the “Notes”) of Teva Pharmaceutical Finance Netherlands II B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law (the “Issuer”, which term includes any successor corporation under the Senior Indenture hereinafter referred to), and issued pursuant to a base indenture (the “Base Indenture”), dated as of March 14, 2018, by and among the Issuer, Teva Pharmaceutical Industries Limited, as guarantor (the “Guarantor”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), as supplemented by a first supplemental senior indenture, dated as of March 14, 2018, by and among the Issuer, the Guarantor, the Trustee and The Bank of New York Mellon, London Branch, as paying agent (the “Paying Agent”), a second supplemental senior indenture, dated as of November 25, 2019, by and among the Issuer, the Guarantor, the Trustee and the Paying Agent, a third supplemental senior indenture, dated as of November 9, 2021, by and among the Issuer, the Guarantor, the Trustee and the Paying Agent, a fourth supplemental indenture dated as of March 9, 2023, by and among the Issuer, the Guarantor, the Trustee and the Paying Agent, and as further supplemented by a fifth supplemental senior indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of May 28, 2025, by and among the Issuer, the Guarantor, the Trustee and the Paying Agent. Unless the context otherwise requires, the capitalized terms used herein shall have the meanings specified in the Supplemental Indenture and the Base Indenture.

The Issuer, for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or its registered assigns, the principal amount of ONE BILLION Euros (€1,000,000,000) on June 1, 2031, and to pay interest on such principal amount in Euros at the rate of 4.125% per annum computed on a basis of a 360 day year consisting of twelve 30 day months, from the date hereof until payment of such principal amount has been made or duly provided for, such interest to be paid annually in arrears on June 1 of each year, commencing June 1, 2026. The interest so payable on June 1 (each an “Interest Payment Date”) will, subject to certain exceptions provided in the Supplemental Indenture, be paid to the person in whose name this Note is registered at the close of business on the Business Day immediately preceding the related Interest Payment Date.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed manually or by facsimile by its duly authorized officers.

Dated:

TEVA PHARMACEUTICAL FINANCE NETHERLANDS II B.V.

By:
Name:
Title:

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the 4.125% Senior Notes due 2031 described in the within-named Indenture.

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

Dated: May 28, 2025

Teva Pharmaceutical Industries Limited (the “Guarantor”) hereby unconditionally and irrevocably guarantees to the Holder of this Note (the “Guarantee”) the due and punctual payment of the principal of and interest (including Additional Tax Amounts, if any), on this Note, when and as the same shall become due and payable, whether at Maturity or upon redemption or upon declaration of acceleration or otherwise, according to the terms of this Note and of the Indenture. The Guarantor agrees that in the case of default by the Issuer in the payment of any such principal or interest (including Additional Tax Amounts, if any), the Guarantor shall duly and punctually pay the same. The Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional irrespective of any extension of the time for payment of this Note, any modification of this Note, any invalidity, irregularity or unenforceability of this Note or the Indenture, any failure to enforce the same or any waiver, modification, consent or indulgence granted to the Issuer with respect thereto by the Holder of this Note or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a demand or proceeding first against the Issuer, protest or notice with respect to this Note or the indebtedness evidenced hereby and all demands whatsoever, and covenants that this Guarantee will not be discharged as to this Note except by payment in full of the principal of and interest (including Additional Tax Amounts, if any) on this Note.

The Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid by the Guarantor pursuant to the provisions of the Guarantee or the Indenture; provided, however, that the Guarantor hereby waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of a Holder against the Issuer with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Issuer in respect thereof or (ii) to receive any payment in the nature of contribution or for any other reason, from any other obligor with respect to such payment, in each case, until the principal of and interest (including Additional Tax Amounts, if any) on this Note shall have been paid in full.

The Guarantee shall not be valid or become obligatory for any purpose with respect to this Note until the certificate of authentication on this Note shall have been signed by the Trustee.

The Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Teva Pharmaceutical Industries Limited has caused the Guarantee to be signed manually or by facsimile by its duly authorized officers.

Dated:

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:
Name:
Title:

By:
Name:
Title:

[FORM OF REVERSE OF NOTE]

TEVA PHARMACEUTICAL FINANCE NETHERLANDS II B.V.

4.125% Senior Note due 2031

Payment of Principal, Interest and Additional Tax Amounts, if any, Unconditionally

Guaranteed By

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Principal and Interest.

Teva Pharmaceutical Finance Netherlands II B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law (the “Issuer”), promises to pay interest on the principal amount of this Note at 4.125% per annum from May 28, 2025 until the principal thereof is paid or made available for payment. Interest shall be payable annually in arrears on June 1 of each year (each an “Interest Payment Date”), commencing June 1, 2026. If an Interest Payment Date falls on a day that is not a Business Day, interest will be payable on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no interest shall accrue thereon on account of such delay.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

A Holder of any Note at the close of business on a Regular Record Date shall be entitled to receive interest on such Note on the corresponding Interest Payment Date.

3.	Method of Payment.

Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the relevant Regular Record Date for such interest.

Payments on the Global Notes will be made through the Paying Agent. Payments on the Notes will be made in Euros at the specified office or agency of the Paying Agent; provided that all such payments with respect to Notes represented by one or more Global Notes deposited with and registered in the name of the Common Depositary or its nominee for the accounts of Euroclear and Clearstream, will be by wire transfer of immediately available funds to the account specified in writing by the holder or holders thereof to the Common Depositary.

4.	Paying Agent and Registrar.

Initially, The Bank of New York Mellon, the Trustee under the Supplemental Indenture, will act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without notice to any Holder. The Issuer has appointed The Bank of New York Mellon, London Branch, at 160 Queen Victoria Street, London EC4V 4LA, United Kingdom, as Paying Agent.

5.	Supplemental Indentures and Indenture.

The Issuer issued this Note under a Base Indenture (the “Base Indenture”), dated as of March 14, 2018, by and among the Issuer, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a first supplemental senior indenture, dated as of March 14, 2018, by and among the Issuer, the Guarantor, the Trustee and The Bank of New York Mellon, London Branch, as paying agent (the “Paying Agent”), a second supplemental senior indenture, dated as of November 25, 2019, by and among the

Issuer, the Guarantor, the Trustee and the Paying Agent, a third supplemental senior indenture, dated as of November 9, 2021, by and among the Issuer, the Guarantor, the Trustee and the Paying Agent, a fourth supplemental indenture dated as of March 9, 2023, by and among the Issuer, the Trustee and the Paying Agent, and as further supplemented by a fifth supplemental senior indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of May 28, 2025, by and among the Issuer, the Guarantor, the Trustee and the Paying Agent. The terms of the Note include those stated in the Indenture, and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”). This Note is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

6.	Optional Redemption.

The Issuer may at its option redeem this Note, in whole or in part, at any time or from time to time, on any date prior to the Stated Maturity, upon notice as set forth in Section 4.2 of the Supplemental Indenture, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments of the Notes being redeemed discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the applicable Reinvestment Rate, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date; provided that if the Issuer redeems the Notes on or after the Par Call Date, the Redemption Price for such Notes will be equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date. On and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption, unless the Issuer defaults in the payment of the Redemption Price.

Notice of redemption will be given by the Issuer to the Holders as provided in the Supplemental Indenture.

7.	Tax Redemption.

If, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of any Taxing Jurisdiction or any political subdivision or taxing authority thereof or in any Taxing Jurisdiction affecting taxation or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issuance of the Notes, the Issuer or the Guarantor (or any of their respective successors), as the case may be, is or will be obligated to pay any Additional Tax Amount with respect to the Notes, and if the Issuer or the Guarantor (or any of their respective successors), as the case may be, determines that such obligation cannot be avoided by the Issuer or the Guarantor (or any of their respective successors), as the case may be, after taking reasonable measures available to it, then at the option of the Issuer or the Guarantor (or any of their respective successors), as the case may be, the Notes may be redeemed in whole, but not in part, at any time, upon the giving not less than 10 days’ nor more than 60 days’ notice to the Trustee and the Holders of such Notes, at the Redemption Price; provided, however, that (1) no notice of such tax redemption may be given earlier than 90 days prior to the earliest date on which the Issuer or the Guarantor (or their respective successors), as the case may be, would, but for such redemption, be obligated to pay such Additional Tax Amounts were a payment on such Notes then due, and (2) at the time such notice is given, such obligation to pay such Additional Tax Amounts remains in effect.

8.	Denominations; Transfer; Exchange.

The Notes are issuable in registered form, without coupons, in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess of €100,000. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Issuer or the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any taxes or other governmental charges that may be imposed in connection with any exchange or registration of transfer of Notes.

The Issuer shall not be required to exchange or register a transfer of (a) any Note for a period of 15 days next preceding the first delivery of notice of redemption of Notes to be redeemed, (b) any Notes selected, called or being called for redemption except, in the case of any Note where notice has been given that such Note is to be redeemed in part, the portion thereof not so to be redeemed or (c) any Notes between a record date and the next succeeding payment date.

In the event of redemption of the Notes in part only, in the case of a Global Note, the aggregate principal amount of such Global Notes may be increased or decreased by adjustments made on the records of the Depositary or, if necessary, a new Note or Notes for the unredeemed portion thereof will be issued in the name of the Holder hereof.

9.	Holders to be Treated as Owners.

The registered Holder of this Note shall be treated as its owner for all purposes.

10.	Unclaimed Money.

Any moneys deposited with or paid to the Trustee or any Paying Agent for the payment of the principal of or interest on any Note and not applied but remaining unclaimed for two years after the date upon which such principal or interest shall have become due and payable, shall, upon the written request of the Issuer and unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be repaid to the Issuer by the Trustee or such Paying Agent, and the Holder of such Note shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to the Issuer for any payment which such Holder may be entitled to collect, and all liability of the Trustee or any Paying Agent with respect to such moneys shall thereupon cease.

11.	Satisfaction and Discharge.

The Issuer and the Guarantor may satisfy and discharge their obligations under the Indenture while the Notes remain outstanding, if (a) all Outstanding Notes have become due and payable at their scheduled Maturity, or (b) all Outstanding Notes have been called for redemption, and in either case, the Issuer has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Notes on the date of their scheduled Maturity or the scheduled Redemption Date, as the case may be.

12.	Supplement; Waiver.

Without notice to or the consent of the Holders of the Notes, the Indenture and the Notes may be amended, supplemented or otherwise modified by the Issuer, the Guarantor and the Trustee as provided in the Indenture. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes (or such lesser amount as shall have acted at a meeting pursuant to the provisions of the Indenture). The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note or such other Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

13.	Defaults and Remedies.

The Indenture provides that an Event of Default with respect to the Notes occurs when any of the following occurs:

(a) the Issuer defaults in the payment of the principal and premium, if any, of any of the Notes when it becomes due and payable at Maturity or upon redemption;

(b) the Issuer defaults in the payment of interest (including Additional Tax Amounts, if any) on any of the Notes when it becomes due and payable and such default continues for a period of 30 days after the date when due;

(c) the Guarantor fails to perform its obligations under the Guarantee;

(d) except as permitted by the Indenture, the Guarantee is held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Guarantor, or any person acting on behalf of the Guarantor, shall deny or disaffirm its obligations under the Guarantee;

(e) either the Issuer or the Guarantor fails to perform or observe any other term, covenant or agreement contained in the Notes or the Indenture and the default continues for a period of 60 days after written notice of such failure, requiring the Issuer or the Guarantor, as the case may be, to remedy the same, shall have been given to the Issuer or the Guarantor, as the case may be, by the Trustee or to the Issuer or the Guarantor, as the case may be, and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes (provided that such notice may not be given with respect to any action taken, and reported publicly or to holders of the Notes, more than two years prior to such notice; provided further that the trustee shall have no obligation to determine when or if any holders have been notified of any such action or to track when such two-year period starts or concludes);

(f) (i) the Issuer or the Guarantor fails to make by the end of the applicable grace period, if any, any payment of principal or interest due in respect of any Indebtedness for borrowed money, the aggregate outstanding principal amount of which is an amount in excess of $250,000,000; or (ii) there is an acceleration of any Indebtedness for borrowed money in an amount in excess of $250,000,000 because of a default with respect to such Indebtedness, without, in the case of either (i) or (ii) above, such Indebtedness having been discharged or such non-payment or acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes; or

(g) the occurrence of certain events of bankruptcy, insolvency or reorganization of the Issuer or Guarantor as specified in the Supplemental Indenture.

If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Supplemental Indenture.

Any time period in this Supplemental Indenture, the Base Indenture or the Notes to cure any actual or alleged default or event of default may be extended or stayed by a court of competent jurisdiction.

14.	Authentication.

This Note shall not be valid until the Trustee (or authenticating agent) executes the certificate of authentication on the other side of this Note.

15.	ISIN Numbers and Common Codes.

The Issuer has caused ISIN numbers and Common Codes to be printed on this Note and, therefore, the Trustee shall use ISIN numbers and Common Codes in notices of redemption as a convenience to Holders. Any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

16.	Governing Law.

The Supplemental Indenture, the Base Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York.

17.	Successor Corporation.

In the event a successor corporation legal entity assumes all the obligations of the Issuer or the Guarantor under this Note, pursuant to the terms hereof and of the Indenture, the Issuer or Guarantor, as the case may be, will be released from all such obligations.

ASSIGNMENT FORM

To assign this Note, fill in the form below and have your signature guaranteed: (I) or (we) assign and transfer this Note to:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint   to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Your Name:
(Print your name exactly as it appears on the face of this Note)

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is €1,000,000,000. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of a part of another Global Note or Physical Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee